UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

‘mktg, inc.’
(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York		10011
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (212) 366-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13c-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2011, Paul Trager, 50, was appointed to serve as the Chief Financial Officer of ‘mktg, inc.’ (the “Company”). Prior to his appointment, Mr. Trager served as the Company’s Senior Vice President – Financial Planning and Analysis. Mr. Trager originally joined the Company on June 30, 2008 upon the Company’s acquisition of 3 For All Partners, LLC d/b/a mktgpartners (“mktgpartners”), and had served as mktgpartners’ Chief Financial Officer from March 2007 until it was acquired by the Company. Previously, from May 2005 until joining mktgpartners, Mr. Trager was an Aarons Rents franchise owner. Prior to May 2005, Mr. Trager was a partner in the accounting firm Weinick Sanders Leventhal &Co.

Mr. Trager is currently employed with the Company on an at-will basis pursuant to a letter agreement entered into in connection with his initial employment with the Company. In connection with his appointment as the Company’s Chief Financial Officer, Mr. Trager’s base salary was increased to $260,798 per annum. Mr. Trager is also eligible to receive an annual bonus targeted at 30% of base salary.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter Agreement, dated as of July 1, 2008, between the Company and Paul Trager

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2011

‘mktg, inc.’

By:	/s/ Charles Horsey
Charles Horsey,
Chief Executive Officer

EXHIBIT INDEX

No.	Description

Exhibit 10.1	Letter Agreement, dated as of July 1, 2008, between the Company and Paul Trager